Exhibit 99.5
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                  FIRST TRUST OF NEW YORK, NATIONAL ASSOCIATION
                            EXCHANGE AGENT AGREEMENT



                                   August 28, 1996

First Trust of New York,
  National Association
100 Wall Street, Suite 1600
New York, New York 10005
Attention:  Corporate Trust Administration


Ladies and Gentlemen:

          BPC Holding Corporation, a Delaware corporation (the "Company"), is offering to exchange (the "Exchange Offer") its 12 1/2% Series B Senior Secured Notes due 2006 (the "New Notes") for an equal principal amount of its 12 1/2% Senior Secured Notes due 2006 (the "Old Notes" and, together with the New Notes, the "Notes"), pursuant to a prospectus (the "Prospectus") included in the Company's Registration Statement on Form S-4 (File No. 333-08313), as amended (the "Registration Statement"), filed with the Securities and Exchange
Commission (the "SEC"). The term "Expiration Date" shall mean 5:00 p.m., New York City time, on September 27, 1996, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, First Trust of New York, National Association, will act as the Exchange Agent for the Exchange Offer (the "Exchange Agent"). A copy of the Prospectus is attached hereto as Exhibit A. Capitalized terms used and
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not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

          A copy of each of the form of the letter of transmittal (the "Letter of Transmittal"), the form of the notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), the form of letter to brokers and the form of letter to clients (collectively, the "Tender Documents") to be used by holders of Old
Notes (the "Holders") to surrender Old Notes in order to receive New Notes pursuant to the Exchange Offer are attached hereto as Exhibit B.
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          The Company hereby appoints you to act as Exchange Agent in connection with the Exchange Offer. In carrying out your duties as Exchange Agent, you are to act in accordance with the following provisions of this Agreement:

          1. You are to mail the Prospectus and the Tender Documents to all of the Holders and participants on the day that





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you are notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof to any persons who become Holders prior to the Expiration Date and to any persons as may from time to time be requested by the Company. All mailings pursuant to this Section 1 shall be by first class mail, postage prepaid, unless otherwise specified by the Company. You shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for tendering Old Notes in (or withdrawing tenders of Old Notes from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention:
James M. Kratochvil, Vice President, Chief Financial Officer and Secretary, 101 Oakley Street, Evansville, Indiana 47710, telephone (812) 424-2904.

          2. You are to examine the Letters of Transmittal and the Old Notes and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Old Notes are in proper form for transfer and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you are authorized to endeavor to take such action as you consider appropriate to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Notes or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Notes and other documents in connection with the Exchange Offer, shall be made by the officers of, or counsel for, the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding.

          3. In the event of any extension, termination or amendment of the Exchange Offer, the Company shall notify the Holders thereof by press release on the Dow Jones News Service or by such other method as the Company may determine in its sole discretion and, if appropriate, you shall assist the Company in the delivery of such notice or any related documentation at the Company's expense. In the event of any such termination, you will return all tendered Old Notes to the persons entitled thereto, at the request and expense of the Company or its counsel, O'Sullivan Graev & Karabell, LLP.

          4. Tender of the Old Notes may be made only as set forth in the Letter of Transmittal or by an Agent's Message.



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Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at the Company's expense for five years. New Notes are to be issued in exchange for Old Notes pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 5 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with executed Letters of Transmittal and any other documents required by the Exchange Offer or (ii) in the event that the Holder is a participant in the Depository Trust Company ("DTC") system, by delivery of an Agent's Message and by the utilization of DTC's Automated Tender Offer Program ("ATOP") and any evidence required by the Exchange Offer, in which event delivery of a Letter of Transmittal is not required.

          You are hereby directed to establish an account with respect to the Old Notes at The Depositary Trust Company (the "Book Entry Transfer Facility") within two days after the Effective Date of the Exchange Offer in accordance with SEC Regulation 240.17 Ad. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Old Notes by causing the Book Entry Facility to transfer such Notes into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an Agent's Message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Exchange Offer must be complied with.

          5. Upon the oral or written request of the Company (with written confirmation of any such oral request thereafter), you will transmit by telephone, and promptly thereafter confirm in writing, to (i) James M. Kratochvil, Vice President, Chief Financial Officer and Secretary, BPC Holding Corporation, 101 Oakley Street, Evansville, Indiana 47710, telephone (812) 424-2904, and (ii) Michael Joseph O'Brien, Esq., O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, telephone (212) 408-2400, or such other persons as the Company may reasonably request, the aggregate number and principal amount of Old Notes tendered to you and the number and principal amount of Old Notes properly tendered that day. Furthermore, you shall transmit copies of all Agent's Messages (as defined in the Prospectus) received in connection with ATOP to the aforementioned persons as they are received. In addition, you will also inform the aforementioned persons, upon oral request













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
made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.

          6. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes to be issued in exchange for accepted Old Notes will be made by you promptly after acceptance of the tendered Old Notes. The Company shall deposit with you a sufficient quantity of New Notes in order for you to timely meet the terms and conditions of the Exchange Offer, and you shall not issue any New Notes until you have received a sufficient number of New Notes to carry out the requisite deliveries pursuant to the terms of the Exchange Offer. You will hold all items which are deposited for tender with you after 5:00 p.m., New York City time, on the Expiration Date pending further instructions from an officer of the Company.

          7. If any Holder shall report to you that his or her failure to surrender Old Notes registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to you an affidavit of loss and, if required by the Company, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) to execute and deliver an agreement to indemnify the Company and you in such form as is acceptable to you and the Company. The obligees to be named in each such indemnity bond shall include the Company and you. You shall report to the Company the names of all Holders who claim that their Old Notes have been lost or destroyed and the principal amount of such Old Notes.

          8. As soon as practicable after the Expiration Date after you mail or deliver to a Holder the New Notes that such Holder may be entitled to receive, you shall arrange for cancellation of the Old Notes submitted to you or returned by DTC in connection with ATOP. Such Old Notes shall be forwarded to First Trust of New York, National Association, as trustee (the "Trustee"), under the Indenture dated as of June 18, 1996, governing the Notes, for cancellation and retirement as you are instructed by the Company (or a representative designated by the Company) in writing.

          9. For your services as the Exchange Agent hereunder, the Company shall pay you the amounts set forth on Exhibit C hereto.
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          10.  You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders.

          11.  As the Exchange Agent hereunder you:















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
               (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer;

               (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Old Notes deposited with you hereunder or any New Notes, any Tender Documents or other documents prepared by the Company in connection with the Exchange Offer, the Prospectus or any signatures or endorsements other than your own, and will not be required to make and will not make any representations as to the validity, sufficiency, value or genuineness of the Exchange Offer or any other disclosure materials in connection therewith; provided,
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          however, that in no way will your general duty to act in good faith be
          -------
          discharged by the foregoing;

               (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

               (d) may rely on, and shall be fully protected and indemnified as provided in Section 12 hereof in acting upon, the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of such other person or persons as may be designated or whom you reasonably believe have been designated by the Company;

               (e) may consult with counsel satisfactory to you, including counsel for the Company, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice of such counsel;

               (f) shall not at any time advise any person as to the wisdom of the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Notes or New Notes;

               (g) shall not be liable for any action which you may do or refrain from doing in connection with this

































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
          Agreement except for your gross negligence, willful misconduct or bad faith;

               (h) shall have no obligation to make any payment of any type hereunder unless sufficient funds have been deposited with you to pay in full all such amounts; and no provision of this Agreement shall require you to risk your own funds or otherwise incur any financial liability in the performance of any of your duties or exercise of your rights hereunder;

               (i) are acting in a ministerial capacity as the Company's agent hereunder and no trust or other fiduciary relationship shall be established by this Agreement, either with the Company or any other party; and

               (j) may rely upon any statement, consent, agreement or other instrument not only as to its due execution, its validity, and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein, which you shall in good faith believe to be genuine or to have been represented or signed by a proper person or persons.

          12. The Company covenants and agrees to indemnify and hold harmless First Trust of New York, National Association, and its officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable expense of any nature (including reasonable attorneys' and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; provided, however, such
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Indemnified Party shall use its best efforts to notify the Company by letter, or by cable, telex or telecopier confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; provided, however, that
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failure to so notify the Company shall not relieve the Company of any liability which it may otherwise have hereunder except such liability that is a direct result of such Indemnified Party's failure to so notify the Company. The
Company shall be entitled to participate at its own expense in the defense of any such claim or legal action and if the Company so elects or if the Indemnified Party in such notice to the Company so directs, the Company shall assume the defense of any suit brought to enforce any such claim. In the event the Company assumes such defense, the Company shall not be liable for any fees and expenses thereafter incurred by such Indemnified Party,


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
except for any reasonable fees and expenses of such Indemnified Party incurred as a result of the need to have separate representation because of a conflict of interest between such Indemnified Party and the Company. You shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Company, which shall not be unreasonably withheld or delayed if not adverse to the Company's interests.

          13. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

          14. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding arising out of or relating to this Agreement, shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          15. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Tender Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

          16. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          17. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          18. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 9 and 12 shall


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
survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trustee any certificates for Old Notes or New Notes, funds or property then held by you as Exchange Agent under this Agreement.

          19. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, postage prepaid, or telecopied as follows:

               If to Company:      BPC Holding Corporation
                                   101 Oakley Street
                                   Evansville, Indiana 47710
                                   Attn: James M. Kratochvil
                                   Telephone:  (812) 424-2904
                                   Telecopy:   (812) 421-9604

               and a copy to:      O'Sullivan Graev & Karabell, LLP
                                   30 Rockefeller Plaza
                                   New York, New York  10112
                                   Attn:  Michael Joseph O'Brien, Esq.
                                   Telephone:  (212) 408-2400
                                   Telecopy:   (212) 408-2420

               If to you:          First Trust of New York,
                                     National Association
                                   100 Wall Street, Suite 1600
                                   New York, NY  10005
                                   Attn:  Corporate Trust Administration

                                   Telephone:  (212) 361-2532
                                   Telecopy:   (212) 809-5459

               and a copy to:

                                   Kramer, Levin, Naftalis & Frankel
                                   919 Third Avenue
                                   New York, New York 10022
                                   Attn:  Marilyn Feuer, Esq.

                                   Telephone: (212) 715-9100
                                   Telecopy:  (212) 715-8000

or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purpose.

          20. This Letter Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Company.

          21. This Agreement and the other agreements, documents and exhibits referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof and








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supersede all prior and contemporaneous agreements and undertakings of the parties in connection herewith.














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          If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.

                         Very truly yours,

                         BPC HOLDING CORPORATION



                         By: /s/ James M. Kratochvil
                            ------------------------------
                            Name:   James M. Kratochvil
                            Title:  Vice President, Chief
                                    Financial Officer and
                                    Secretary



Agreed to this 28th day of August, 1996

FIRST TRUST OF NEW YORK,
  NATIONAL ASSOCIATION



By: /s/ Alfia Monastra
   --------------------------------
   Name:   Alfia Monastra
   Title:  Assistant Vice President







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